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                                                                  Exhibit 10.17

                                LICENSE AGREEMENT

            THIS AGREEMENT made as of the 1st day of March 1994, between HERLEY INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, having a place of business at 10 Industry Drive, Lancaster, Pennsylvania 17603, ("Herley"), and CLEM WHITTEMORE, d/b/a ALLIED CONSULTING AND ENGINEERING SERVICES, having its principal place of business at 2441 North Main Street, Sunset, Utah 84015 ("ACES").

                              W I T N E S S E T H:

            WHEREAS, ACES owns or controls exclusive rights to certain inventions, methods, processes, elements, techniques, and manufacturing technology pertaining to a "Licensed Product," as that term is hereinafter defined; and

            WHEREAS, Herley wishes to enter into an agreement for ACES's grant of an exclusive license, as hereinafter described, for the manufacture, marketing and sale of the Licensed Product,
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and ACES is willing to grant the same, subject to the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements herein contained, it is agreed by and between the parties hereto, as follows:

            1.    DEFINITIONS.

                  (a) The preamble to this Agreement shall form an integral part hereof.

                  (b) Unless otherwise specified by subject and context, the words appearing in the first column of the following table whenever used in this Agreement, should bear the meaning set opposite them respectively, in the second column thereof:

         WORDS                                  MEANINGS
         -----                                  --------

Manufacturing Technology      (a) Parts list; (b) Manufacturing Drawings; (c)
                              Process Documentation; (d) Schematics; (e) all drawings required for fabrication to source control drawing and (f) all other technical data, designs, plans, specifications, methods, processes, systems, and any other information and documentation, whether patentable or not, relating to the Licensed Product and owned or controlled by ACES which will, when properly utilized by one skilled in the art, enable Herley to manufacture the Licensed Product.


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Peripheral Equipment          Equipment including test fixtures, prototypes,
                              test equipment, tooling and software specified on
                              Schedule 1 annexed hereto.

Licensed Product              UHF Command & Control System known as "MOTHR",
                              including all future product enhancements and modifications.

            2.    GRANT.

            ACES grants to Herley, upon the terms and conditions hereinafter set forth, the exclusive worldwide right and privilege to manufacture and sell the Licensed Product in all industries and for all applications, and to sublicense others with the same rights and privileges.

            3.    WARRANTIES OF ACES.

                  ACES warrants, represents and covenants as follows:

                  (a) Except for completing its backlog of orders set forth on
Schedule 2, during the term of this Agreement it will not manufacture or sell the Licensed Product or grant or assign to any other person, firm or entity any license right or privilege to manufacture, sell, or license the Licensed Product.

                  (b) The Licensed Product have undergone and successfully completed Qualification Testing and Acceptance by applicable governmental agencies, and ACES shall provide to Herley such certificates or other documentation as Herley reasonably requests to confirm the foregoing.


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                  (c) ACES has the corporate authority to execute, deliver and perform this Agreement and to convey the License. The execution, delivery and performance of this Agreement by ACES and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or violate ACES's Articles of Incorporation or By-laws or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which ACES is party, or any law, statute, rule or regulation to which ACES is subject. This agreement constitutes a valid and binding obligation of ACES and is enforceable in accordance with its terms.

                  (d) All representations and warranties of ACES set forth herein are complete, accurate and true statements of all material facts stated therein and do not omit to state any material facts necessary to make the statements contained therein not misleading.

                  (e) The representations and warranties made herein by ACES shall survive the term of this Agreement.

            4.    DISCLOSURE TO HERLEY.

                  (a) Within ten (10) days after the commencement of the term hereof, ACES shall provide to Herley the Manufacturing


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Technology and Peripheral Property in the manner determined mutually by the parties.

                  (b) During the term of this Agreement, ACES will make available to Herley, without additional charge, data relating to the use and application of the Licensed Product if and whenever the same is obtained or becomes available to ACES.

            5.    WARRANTIES OF HERLEY.

            Herley accepts the license, rights and privileges granted to it as set forth in this Agreement and covenants and warrants as follows:

                  (a) Herley will keep full, true and accurate books of account regarding the amounts payable to ACES from time to time by way of royalties or consulting fees, as hereinafter set forth. Such books of account and memoranda and other records relating to the aforesaid shall be kept at Herley's place of business and shall, throughout the term of this Agreement, and for a period of one (1) year thereafter, be made available as reasonably requested to the inspection of ACES and its representatives, insofar as it may be necessary to determine the nature and extent of Herley's operations under the License herein granted.


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                  (b) Herley has the corporate authority to execute, deliver and perform this Agreement and the License conveyed hereunder. The execution, delivery and performance of this Agreement by Herley and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or violate Herley's Articles of Incorporation or By-laws of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Herley is party, or any law, statute, rule or regulation to which Herley is subject. This agreement constitutes a valid and binding obligation of Herley and is enforceable in accordance with its terms.

                  (c) All representations and warranties of Herley set forth herein are complete, accurate and true statements of all material facts stated therein and do not omit to state any material facts necessary to make the statements contained therein not misleading.

                  (d) The representations and warranties made herein by Herley shall survive the term of this Agreement.


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            6.    TERM.

                  Unless sooner terminated, as hereinafter provided, this exclusive License and Herley's exclusive right to grant sublicenses hereunder shall be effective for a period of ten (10) years from the date hereof and shall terminate on 28 Feb., 2004 ("Termination Date"). Thereafter, Herley and ACES each will have the non-exclusive right to manufacture and/or sell the Licensed Product without payment of any kind by Herley or ACES to the other.

            7.    CONSIDERATION FOR GRANT OF LICENSE HEREUNDER.

                  (a) Herley shall pay to ACES an initial fee of $100,000 (the "Initial Fee") on signing of contract. ACES promises to promptly furnish to Herley the Manufacturing Technology pursuant to section 4 hereof.

                  (b) Herley shall purchase the inventory of finished products set forth on Schedule 3 at the prices set forth thereon, such purchase subject to products being usable to complete purchase order requirements that have been received from customers, even if such products are obtainable elsewhere at lower prices.

                  (c) During the first eighteen (18) months of this agreement (the "Transition Period"), Herley will pay to ACES a


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royalty for the manufacture and sale of the Licensed Product, which royalty shall be limited to 10% of the purchase order prices for the first $3,500,000 of purchase orders on those prospective contracts set forth on Schedule 4. Payments shall be made thirty (30) days after an executed purchase order is received by Herley.

                  (d) In addition to the payment referenced in (c) above, Herley shall pay ACES a royalty for the manufacture and sale of the Licensed Product from those prospective contracts not Bet forth on Schedule 4 at the rate of 5% for all domestic sales and 10% for all foreign sales. For purposes of this agreement, an order received from a domestic company for delivery to a foreign customer shall be considered a foreign sale.

                  (e) With respect to the payment of the royalties set forth in
(d) above:

                        (i) Licensed Product shall be considered to be "sold"
                  when payment in full of the purchase price is actually received by Herley. If an order is reduced in quantity or canceled, ACES shall receive the royalty only on the quantity actually delivered to the customer.

                        (ii) The term "Net Selling Price" shall mean the price
                  of the Licensed Product as billed to the customer, less all customs and sales taxes, transportation costs.


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                        (iii) If any of the Licensed Product is included or
                  incorporated in some apparatus, device or piece of equipment, which is sold by way of a total price for the entire apparatus, device or piece of equipment, Herley shall account to ACES separately for the same Net Selling Price as would be charged by Herley for the Licensed Product sold separately.

                  (f) Herley shall advance $40,000 to ACES, within ten (10) days after the Manufacturing Technology is furnished to Herley pursuant to Section 4 hereof, against any payments required under Sections 7 and 10 hereof.

            8.    MANNER OF PAYMENT.

                  Except as set forth in Section 7(c), the prescribed royalties earned hereunder shall become due and payable by Herley to ACES thirty (30) days after each Licensed Product is "sold" by Herley, as that term is defined in
Section 7(c)(i) hereof. Semi-annually, on the last day of every six (6) month period during the Term of this Agreement, Herley shall furnish to ACES statements showing (i) the total number of Licensed Product manufactured by Herley during the preceding semi-annual or six-month period; and (ii) the total number of Licensed Product sold by Herley during the preceding semi-annual or six-month


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period. With respect to the royalties paid pursuant to Section 7(c), Herley shall be entitled to a credit for royalties paid to the extent the Net Selling Price for a purchase order is less than the purchase order price. Herley also shall be entitled to deduct from future payments any adjustments to the Net Selling Price or Purchase Order Price for returns, credits or allowances.

            9.    INSPECTION VISITS OF ACES TO HERLEY.

            Once every year during the term of this Agreement, but subject to
Section 13, a designated, authorized representative of ACES, at ACES's own cost, shall have the right, upon ten (10) days prior written notice to Herley, to inspect Herley's facility during reasonable business hours for the purpose of observing that Herley has developed and is maintaining sufficient manufacturing capacity to produce the Licensed Product.

            10.   VISITS OF HERLEY to ACES & TECHNICAL ASSISTANCE; CONSULTING
                  FEES.

                  (a) During the term of this Agreement, Herley's authorized representatives, at Herley's cost, shall have the right, from time to time, upon reasonable notice to ACES, to visit ACES' facilities during reasonable business hours for the purpose of acquiring any and all information relative to Licensed Product that Herley deems necessary.


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                  (b) ACES will make available its President, Clem Whittemore and other representatives of ACES, to consult with and provide to Herley technical expertise and information and sales assistance at such times, places and in the manner requested reasonably by Herley.

                  (c) In consideration for the services in (b) above, Herley shall pay ACES:

                        (i) a consulting fee of $10,000 per month for the first
                  twelve months of this Agreement, and

                        (ii) an additional consulting fee ("Additional
                  Consulting Fee") equal to 20% of the first $3,500,000 of Licensed Products sold during the Transition Period to those prospective customers set forth on Schedule 4. This Additional Consulting Fee, if earned, will extend the $10,000 monthly fee for up to an additional twenty-four (24) months. For example, if there is $1,000,000 in Licensed Products sold during the Transitional Period from Schedule 4, then $200,000 Additional Consulting Fees will be "earned", which will result in a twenty (20) month extension of the consulting agreement, resulting in a total consulting payment


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                  of $10,000 per month for thirty-two (32) months. As another example, if $2,000,000 of Licensed Products are sold during the Transitional Period from Schedule 4, then $400,000 Additional Consulting Fees will be "earned". In this event, since this payment would exceed thirty-six (36) months if paid at the rate of $10,000 per month, the consulting fee will be increased for twenty-four (24) equal payments, so that the total consulting period is thirty-six (36) months. In this case, since $400,000 will have been earned, payments in the thirteenth (13th) through the thirty-sixth (36th) month will be $16,666.67.

                  (d) Herley agrees to advance ACES up to $100,000 against any consulting fees earned under Section 10(c) hereof but for which payment is not yet due. Such advance will bear interest at the then prevailing prime rate of interest until such time as the payment is due and owing by Herley.

            11.   IMPROVEMENTS.

            During the term of this Agreement, any improvements relating to the Licensed Product which may be conceived or discovered by either party shall be communicated to the other party without any undue delay, and Herley shall have the right to use the same without any charge.


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            12.   GOVERNMENT PROHIBITION.

            If any department or agency of the United States Government shall prohibit ACES from communicating certain data or information to Herley, then the failure to communicate such data or information because of such refusal or prohibition shall not constitute a breach of any obligation of ACES under this Agreement. Correspondingly, if Herley shall fail either to communicate any inventions or improvements subject to this License Agreement or otherwise permit ACES access to its facility as provided herein because of the interdiction or prohibition thereof by any governmental department or agency having jurisdiction thereof, then, such refusal or failure shall not constitute a breach by Herley of its incumbent obligations hereunder.

            13.   INFRINGEMENT.

                  (a) Each party hereto shall promptly notify and give full information to the other party concerning any and all legal proceedings, suits, actions, controversies and claims which may be brought or made, affecting or regarding the Licensed Product or any patent, trademark, invention or improvement relative to the Licensed Product. In such event, the parties will consult with each other as to the action to be taken and each party will give the other party its full assistance and cooperation as reasonably required.p


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                  (b) ACES covenants and represents that the rights granted to
Herley under this Agreement are free from infringement of patents and/or other proprietary rights of others.

            14.   EVENTS OF DEFAULT BY HERLEY.

                  (a) In the event that (i) Herley fails to pay to ACES royalties when due in accordance with the provisions of this Agreement and for a period of thirty (30) days after written notice by ACES to Herley thereof specifying the amount claimed to be due; and/or (ii) Herley breaches any of the material terms of this Agreement and fails to remedy the same within thirty (30) days after written notice from ACES specifying the breach, then ACES may, at its option, terminate this Agreement by notice in writing to Herley.

                  (b) Should this Agreement be terminated as provided above, Herley shall be obligated to pay to ACES all accrued royalties and such other sums then due under this Agreement.

            15.   EVENTS OF DEFAULT BY ACES.

                  (a) Subject to (b) below, in the event that ACES shall breach or fail to perform any of the terms and conditions, covenants or representations in this Agreement and fails to remedy the same for a period of thirty (30) days after written


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notice from Herley specifying such breach or non-performance, Herley may elect to terminate this Agreement by written notice to ACES and/or to avail itself of any and all rights it may have to redress the same, at law or in equity, on a non-mutually exclusive basis.

                  (b) In the event that Herley's rights to manufacture and/or sell the Licensed Product hereunder are impaired, restricted or enjoined and/or Herley becomes liable for damages as the result of any interlocutory or final determination that the manufacture or sale by Herley of the Licensed Product infringes upon a patent or violates the superior proprietary rights of a third party; that ACES does not have paramount title to the Licensed Product; and/or that ACES did not have the right to grant a License to Herley to manufacture and sell the Licensed Product, then Herley shall have the right to terminate this Agreement immediately by written Notice to ACES and shall be entitled to recover damages from ACES in an amount equal to one-half of all damages which Herley is required to pay to any third party, including legal fees, whether by judgment or settlement, but not to exceed the sum of the Initial Fee and all royalties paid by Herley to ACES hereunder.


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            16.   CONFIDENTIALITY.

            During the term and after the termination of this Agreement for any reason whatsoever, Herley will not reveal or disclose to any third party, without the written authorization of ACES, any confidential information or data relating to the Licensed Product, processes and methods of production of same, or the Manufacturing Technology, provided, however, that Herley may employ subcontractors for the manufacture of parts, which subcontractors shall have the same obligations of nondisclosure as Herley. Herley agrees to refrain from publishing articles containing any confidential information relating to the Licensed Product without consulting ACES prior to such publication and obtaining the written consent of ACES, which shall not be unreasonably withheld.

            17.   PROCEDURE UPON TERMINATION.

                  (a) Should this Agreement be terminated by reasons of Herley default as provided for in Section 15 hereof, Herley agrees that it will not manufacture or sell for a period of two (2) years after the effective date of such termination, any device which is the same as, similar to, or in competition with, the Licensed Product.

                  (b) Should notice of termination of this Agreement be given by either party under any of its provisions, ACES, from


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the date of such notice, shall not be under any obligation to supply or make available to Herley, the Manufacturing Technology, or any other data or information whatsoever relating to the Licensed Product, nor shall Herley, in such event, be authorized to visit the facilities of ACES.

            18.   PARTNERSHIP, JOINT VENTURE OR AGENCY.

            Nothing contained in this Agreement shall be deemed or construed to constitute or create between the parties hereto a partnership, association, joint venture or agency.

            19.   NOTICES.

            All notices required to be sent by either party to this Agreement to the other shall be sent by air mail, registered to the respective addresses of the parties hereto, as above set forth, or to such other addresses as may hereafter be designated in writing by one party to the other.

            20.   CONTROLLING LAW.

            This Agreement shall be construed and interpreted according to the laws of the State of New York without regard to its conflicts of laws provisions. Any suit, action or proceeding arising out of this Agreement shall be instituted in the state or federal courts in the State of New York.


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            21.  WAIVER

            The failure of either party to exercise any right hereunder or to take any action permitted on a breach by the other party shall not be deemed a waiver of such right or of any other rights for any prior or subsequent breaches of a like or different nature.

            22.   ENTIRE UNDERSTANDING.

            This Agreement contains the entire understanding of the parties and supersedes all oral or written representations or written agreements of license, rights, and privileges or understandings between the parties; it shall not be modified except by an agreement in writing signed by both of the parties hereto.

            23.   ASSIGNMENT.

            This Agreement and/or the rights, entitlements or obligations hereunder shall not be assigned by either party without the written consent of the other except that Herley shall be entitled to assign this Agreement to any of Herley's subsidiaries on prior notice to, but without obtaining the consent of ACES. Any assignment in violation of this section shall be void and of no legal effect.


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            24.   BINDING EFFECT.

            This Agreement shall be binding upon and enure to the benefit of the successors and assigns of the respective parties hereto.

            25.   DUPLICATE ORIGINALS.

            This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

                  IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their respective duly authorized officers the day and year first above written.

Attest:                                 HERLEY INDUSTRIES, INC.


/s/ [ILLEGIBLE]                         By: /s/ [ILLEGIBLE]
-----------------------                     ----------------------------
Asst. Secretary
                                        Title: CHMN
                                               -------------------------

                                        CLEM WHITTEMORE
                                        d/b/a ALLIED CONSULTING AND
                                        ENGINEERING SERVICES
Witnessed by:

/s/ Tammy E. Mumma                      /s/ CLEM WHITTEMORE
-----------------------                     ----------------------------


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                                   SCHEDULE 1

                              Peripheral Equipment

1.    ACES Acceptance Test Set, Part Number TS001

                                   SCHEDULE 2

                              ACES Existing Backlog

1.    Northrop Corporation

            Point Of Contact: Ed Delaney

            P0 # 110-28 1026AK, Two (2) Airborne Transponders, $40,000

            P0 # 1 10-281025AK, Flight Test, $7,500

2.    Teledyne Ryan Aeronautical

            Point Of Contact: Gordon Boyer

            Description of Purchase Order: Ground Station and two (2)

            Airborne Transponders. Engineering and consulting hours.

            P0 # 90534002F, $195,400 ($83,318.09 total invoiced as of 1/1/94)

                                   SCHEDULE 3

                         Inventory of Finished Products

1.    Components- Duplexers, Mixers, Amplifiers, Oscillators, Connectors, etc.

2. WIP (work in process) assemblies, such as Enclosures, Printed Circuit Boards, etc.

Total of items I and 2 are approximately $21,000.

3.    Ground RF Module, part number 30100, $30,000

4.    Relay, part number AC1001R01, $25,000

                                   SCHEDULE 4

                              Prospective Contracts

1.    Northrop Corp./NAVSEA (AEGIS Program)

      Chukar, BQM-74E

      POC: Ed Delaney (301) 322-8442

2.    PMTC

      AQM-34L/M and BQM-34A/S Retrofit

      Chukar

      NAVSEA/NAVAIR

      POC: Harry Lee, (805) 989-5926

3.    PMRF, Ballistic Re-Entry

      BQM-345, BQM-74E, etc.

      POC: Rick Daly, (808) 335-4416

4.    Teledyne Ryan Aeronautical

      410/435, BQM-345/Commercial version

      POC: Norm Sakamoto, (619) 291-7311, est 4366

5.    Gamma International/REBA-J

      MQM 107

      POC: Bob Jones, (410) 472-4732

6.    Moller International

      AMGSS Program

      POC: Al Ellis, (410) 363-6216

HERLEY
INDUSTRIES
INC
--------------------------------------------------------------------------------

July 27, 1995

Mr. Clem Whittemore
2441 N. Main
Suite #8
Sunset, UT 84015

Dear Clem:

This letter will serve as an amendment to the agreement between yourself and Herley Industries, Inc. of March 1,1994.

As we have agreed, the Technical Assistance/Consulting portion of the agreement will be extended, so that Paragraph 10(c) (i) should be changed to read:

      (i) "a consulting fee of $10,000 per month for the first 18 months of this Agreement, and"

Paragraph 1. (b), the "licensed Product" description, should be updated and read:

"Licensed         Product MAGIC(2) (Multiple Aircraft GPS Integrated Command and
                  Control), previously referred to as MOTHR. The MAGIC(2) product includes all software for both Ground and Airborne
                  System for all vehicles. This includes all future product enhancements and modifications. Future product enhancements include, but are not limited to:

                  o  New Frequency Bands
                  o  New vehicle types
                        -  Different Drones
                        -  UAVs
                        -  Land Vehicles
                           -  Tanks
                           -  Surveillance
                        -  Water Vehicles
                           -  Boats
                           -  Ships
                  o  New data link formats
                        -  Different Data Rates
                        -  Different Message formats
                  o Telemetry only systems, providing GPS position information
                  o  Range Instrumentation"

Mr. Clem Whittemore                                                July 27, 1995
                                                                     Page 2 of 2


All other terms and conditions of the agreement will remain in effect.

If you are in agreement with this arrangement, please so indicate by signing one copy of this letter and returning it to Herley Industries, Inc. If you have any questions or comments, please do not hesitate to contact me.

Sincerely,

HERLEY INDUSTRIES, INC.


By:

/s/ Myron Svoy President
--------------------------------

/csb

Enclosure

                                        Accepted:

                                        /s/ Clem Whittemore        7-27-95
                                        ----------------------------------------
                                        Clem Whittemore            Date